Exhibit 5.1

BRENDAN McKEOUGH

847/627-2111 Direct

847/627-7111 Fax

bmckeough@essendant.com

July 20, 2018

Essendant Inc.

One Parkway North Blvd.

Suite 100

Deerfield, Illinois 60016

Ladies and Gentlemen:

I and other attorneys under my supervision have acted as counsel to Essendant Inc., a Delaware corporation (the “Corporation”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Corporation (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), together with any related Rights (as defined in the Rights Agreement dated as of May 17, 2018, between the Company and Equiniti Trust Company, as rights agent, as amended by Amendment No. 1, dated as of May 29, 2018 (the “Rights Agreement”)) that may be issued in connection with the merger of Elephant Merger Sub Corp. (“Merger Sub”) with and into Rhino SpinCo, Inc. (“SpinCo”), which is currently a wholly-owned subsidiary of Genuine Parts Company, as described in the Registration Statement.

I have participated in the preparation of the Registration Statement and have reviewed the Rights Agreement and Agreement and Plan of Merger, dated as of April 12, 2018, by and among GPC, SpinCo, the Corporation and Merger Sub, as amended by Amendment No. 1, dated June 7, 2018 (the “Merger Agreement”). In rendering this opinion, I or other members of my staff have also examined such corporate records and other documents, and such matters of law as I or they deem necessary or appropriate. In rendering this opinion, I have, with your consent, relied upon oral and written representations of officers of the Corporation and certificates of officers of the Corporation and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based on and subject to the foregoing, I am of the opinion that when the Registration Statement has been declared effective under the Act by order of the Securities and Exchange Commission and the Common Stock has been duly issued and delivered in accordance with the Merger Agreement, the Common Stock and associated Rights will be validly issued and the Common Stock will be fully paid and nonassessable.

I do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Corporation would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and

One Parkway North Boulevard, Deerfield, Illinois 60015 847-627-7000

Essendant Inc.

July 20, 2018

circumstances existing at that time. I have assumed that the Board of Directors of the Corporation acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. My opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement; it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

The foregoing opinion is rendered in my capacity as General Counsel of the Corporation and is limited to the General Corporation Law of the State of Delaware. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Brendan McKeough
Brendan McKeough
General Counsel

One Parkway North Boulevard, Deerfield, Illinois 60015 847-627-7000